Exhibit 21

Arrow Financial Corporation

Subsidiaries

Subsidiary % Common Stock Owned

Subsidiaries of Arrow Financial Corporation:

Glens Falls National Bank & Trust Co. 100

Saratoga National Bank & Trust Co. 100

80 West, LLC 100

Arrow Capital Trust I 100

Subsidiaries of Glens Fall National Bank & Trust Co.:

Arrow Properties, Inc. 100